Exhibit 99.1

CONTACT:

Jill Smith	Peyton Marshall
Director, Corporate Communications	EVP and Chief Financial Officer
240.449.1250	617.926.1551
jsmith@panacos.com	pmarshall@panacos.com

Panacos Reports Second Quarter 2007 Financial Results

Watertown, MA (July 31, 2007) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced its financial results for the quarter ended June 30, 2007 and reviewed progress in its development programs.

Recent Business Highlights:

•

The Company announced preliminary results from the 250 mg cohort of a Phase 2b dose escalation study of bevirimat (PA-457) in patients failing HIV therapy due to drug resistance. The results of this cohort were in line with expectations and support further dose escalation as planned in order to fully explore the dose-response relationship of bevirimat.

•	Panacos began Phase 1 clinical testing of bevirimat in healthy volunteers to evaluate two novel liquid formulations of bevirimat suitable for long-term dosing.

•

The Company completed a bevirimat “site of absorption” study in humans. The results showed that bevirimat has a relatively long absorption window, with absorption occurring along the entire small bowel and to a lesser degree in the colon. The Company expects that these results will help in the selection of solid dosage formulations of bevirimat for human testing.

•

Panacos completed its Phase 1 clinical study of PA-040, the first of its second generation maturation inhibitors designed to target bevirimat-resistant strains of HIV observed from in vitro studies. The study showed that the molecule has a half life in humans of approximately 20 hours, suitable for once daily

Panacos Reports Second Quarter 2007 Financial Results - Page 2

dosing but with relatively low bioavailability. The Company has discovered several newer second-generation compounds that have shown substantially greater bioavailability than PA-040 in animal studies. The Company plans to advance the second-generation program with one or more of these newer compounds.

•	Panacos’ clinical and pre-clinical programs were the subject of five presentations at the fourth International AIDS Society Conference on Pathogenesis, Treatment, and Prevention (IAS).

•	The Company closed a $20 million term loan agreement with Hercules Technology Growth Capital, Inc. and drew down $10 million pursuant to that agreement.

Second Quarter Financial Highlights:

For the second quarter of 2007, Panacos reported a net loss of $10.1 million, or $0.19 per share, versus a net loss of $15.0 million, or $0.30 per share, for the second quarter of 2006. Revenue in the second quarter of 2007 increased to $106,000 from $35,000 for the second quarter of 2006, primarily as a result of Panacos’ recognition of a license fee received from a third party related to an option and license agreement completed during the quarter for the INACTINE development program, terminated by the Company in 2005.

Research and development expenses in the second quarter of 2007 decreased to $6.2 million from $7.3 million in the second quarter of 2006, primarily as a result of timing-related decreased expenses in the Company’s pipeline research and development programs. General and administrative expenses in the second quarter of 2007 decreased to $3.5 million from $8.7 million in the second quarter of 2006, primarily due to the decrease in stock compensation expense relative to second quarter 2006 expenses related to the death of the Company’s former CEO, Dr. Samuel Ackerman.

Panacos Reports Second Quarter 2007 Financial Results - Page 3

During the second quarter of 2007 the Company incurred asset impairment and contract-related charges of $1.2 million as a result of the sublease of a portion of its Watertown facility that had previously been used for the discontinued INACTINE development program. The sublease, which was agreed to during the second quarter of 2007, is expected to generate additional cash over its life of approximately $1.9 million.

Unrestricted cash, cash equivalents and marketable securities were $54.8 million at June 30, 2007. As of June 30, 2007 the Company had approximately 53.5 million common shares outstanding.

“We continue to make progress in our research and development programs,” commented Alan W. Dunton, M.D., Panacos’ Chief Executive Officer. “We are moving forward with the dose escalation portion of the Phase 2b study and have made good progress in developing liquid and solid formulations for long-term dosing. In our second-generation maturation inhibitor program, PA-040’s relatively long half life was encouraging, given its substantially reduced protein binding compared to bevirimat, and we are advancing several other compounds with more promising characteristics.”

Panacos will hold a conference call today to discuss the second quarter results and the Company’s development programs at 4:30 p.m. (EDT). The conference call can be accessed via the web at www.panacos.com or by dialing 800.561.2601 (domestic) or 617.614.3518 (international), between 4:15 and 4:25 p.m. and entering the passcode 13236911. A replay of the conference call will be available from 6:30 p.m. on July 31, 2007 through August 31, 2007, and can be accessed via the web at www.panacos.com or by dialing toll-free 888.286.8010, and outside the U.S. 617.801.6888 with passcode 14818744.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in

Panacos Reports Second Quarter 2007 Financial Results - Page 4

North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition in clinical testing and a research program to develop oral HIV fusion inhibitors.

Except for the historical information contained herein, statements made herein, including those relating to the Company’s second-generation maturation inhibitor program, the clinical development of bevirimat and PA-040, the potential results of treatment with bevirimat and future clinical trials and clinical practice with both bevirimat and PA-040 are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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PANACOS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Research funding	$106	$35	$128	$226

Operating expenses:
Research and development costs	6,182	7,288	13,884	12,288
General and administrative expenses	3,464	8,726	6,553	11,284
In-process research and development charge	—	—	—	—
Impairment and related contract charges	1,218	—	1,218	—

Total operating expenses	10,864	16,014	21,655	23,572

Loss from operations	(10,758)	(15,979)	(21,527)	(23,346)

Interest income, net	624	941	1,342	1,854
Other income (expense), net	(7)	—	(12)	—

Net loss	$(10,141)	$(15,038)	$(20,197)	$(21,492)

Basic and diluted net loss per share	$(0.19)	$(0.30)	$(0.38)	$(0.43)

Weighted average shares used in calculation of basic and diluted net loss per share	53,243	50,342	53,069	50,209

PANACOS PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2007	December 31, 2006
Cash, cash equivalents & marketable securities	$54,811	$60,766
Other current assets	1,270	2,211
Restricted cash, long-term	494	494
Property and equipment, net	1,222	2,122
Other assets	449	60

Total assets	$58,246	$65,653

Accounts payable and accrued expenses	$5,033	$6,149
Current debt obligations	108	361
Long-term debt	8,618	—
Capital lease obligations	127	—
Other long-term liabilities	437	189
Deferred rent, long-term	250	270
Stockholders’ equity	43,673	58,684

Total liabilities and stockholders’ equity	$58,246	$65,653